`                         SCHEDULE 14A
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
         Exchange Act of 1934 (Amendment No.          )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement   [ ] Confidential, for use of the
                                      Commission Only (as permitted
                                      by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12


                  CATHERINES STORES CORPORATION
      ----------------------------------------------------
        (Name of Registrant as Specified in Its Charter)

        ------------------------------------------------
           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules
      14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
_________________________________________________________________

     (2)  Aggregate number of securities to which transaction
applies:
_________________________________________________________________

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
_________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
_________________________________________________________________

     (5)  Total fee paid:
_________________________________________________________________

  [ ] Fee paid previously with preliminary materials.
_________________________________________________________________

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
_________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
_________________________________________________________________

     (3)  Filing Party:
_________________________________________________________________

     (4)  Date Filed:
_________________________________________________________________

                  CATHERINES STORES CORPORATION
                        3742 Lamar Avenue
                    Memphis, Tennessee 38118
                         (901) 363-3900

       __________________________________________________

         NOTICE OF MEETING OF STOCKHOLDERS TO BE HELD ON
                          June 4, 1997
                    ________________________


TO THE STOCKHOLDERS OF
CATHERINES STORES CORPORATION


     Notice is hereby given that the Annual Meeting of Stockholders of Catherines Stores Corporation will be held at the executive offices of the Company, 3742 Lamar Avenue, Memphis, Tennessee, on Wednesday, June 4, 1997 at 10:00 A.M. local time, for the following purposes:

     1. To elect two members of the Board of Directors to serve a term of three years;

     2. To ratify the appointment of independent public accountants for the fiscal year ending January 31, 1998; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The accompanying Proxy Statement contains further information with respect to these matters.

     Stockholders of record at the close of business on April 10, 1997 are entitled to notice of and to vote at the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE
UNITED STATES.


                              By Order of the Board of Directors

                                /s/ Stanley H. Grossman

                              Stanley H. Grossman
                              Secretary

April 25, 1997








                  CATHERINES STORES CORPORATION
                        3742 Lamar Avenue
                    Memphis, Tennessee  38118
                         (901) 363-3900
           ___________________________________________

                         PROXY STATEMENT

        For Annual Meeting of Stockholders, June 4, 1997


     The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Catherines Stores Corporation (the "Company"), 3742 Lamar Avenue, Memphis, Tennessee 38118, to be voted at the Annual Meeting of Stockholders to be held on June 4, 1997, at 10:00 A.M. local time at the executive offices of the Company, 3742 Lamar Avenue, Memphis, Tennessee, or any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum.

     Each nominee for Director shall be elected by a majority of the votes cast by the holders of Common Stock, all such stockholders being present in person or by proxy and being entitled to vote in the election.

     All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR Proposals 1 and 2. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the notice, but it is intended that, as to any other such business, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder.

     Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation, (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date, or (c) appearance by the stockholder at the meeting and his request for the return of his proxy.

     Only stockholders of record at the close of business on April 10, 1997 are entitled to notice of and to vote at the Annual Meeting. As of April 1, 1997, there were 7,196,656 shares of Common Stock outstanding, each of which is entitled to one vote. This Proxy Statement and the attached form of proxy card are first being sent or given to stockholders on or about April 25, 1997.






                    OWNERSHIP OF COMMON STOCK
                          BY DIRECTORS,
             OFFICERS AND CERTAIN BENEFICIAL OWNERS

     To the best knowledge of the Company based on information filed with the Securities and Exchange Commission and the Company's stock records, the following table sets forth the beneficial ownership of the Company's Common Stock as of April 10, 1997, by
(i) beneficial owners of more than five percent of the Company's Common Stock, (ii) each director, (iii) each nominee for director and (iv) all directors and officers of the Company as a group.

                                  Shares of the Company's Common
                                   Stock Beneficially Owned (1)
                                  ------------------------------
Beneficial Owner                       Shares        Percent
----------------                       ------        -------

Quest Advisory Corp.(2)                778,600        10.8
J.P. Morgan & Co. Incorporated (3)     671,200         9.3
Pioneering Management Corporation(4)   615,000         8.6
The TCW Group, Inc.(5)                 566,500         7.9
Heartland Advisors, Inc.(6)            438,000         6.1
Merrill Lynch & Co., Inc.(7)           418,855         5.8
James H. Lindy (8)                       7,375          *
Allen B. Morgan, Jr. (8)                42,375          *
Wellford L. Sanders, Jr. (8)             4,375          *
Elliot J. Stone (8)                      6,375          *
Bernard J. Wein (9)                    218,984         3.0
Stanley H. Grossman (9)                161,309         2.2
David C. Forell (9)(10)                146,177         2.0
All directors and officers as a
  group (9 persons) (11)               623,170         8.2

______________________________
*  Less than one percent of the number of outstanding shares.

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of a security. Except as otherwise indicated, all persons listed above have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares of Common Stock.

(2)  The address of this shareholder is 1414 Avenue of the
     Americas, New York, NY  10019

(3)  The address of this shareholder is 60 Wall Street, New York,
     NY  10260

(4)  The address of this shareholder is 60 State Street, Boston, MA
     02109

(5) The address of this shareholder is 865 South Figueroa Street, Los Angeles, CA 90017

(6) The address of this shareholder is 790 North Milwaukee Street, Milwaukee, WI 53202

(7)  The address of this shareholder is 250 Vesey Street, New York,
     NY  10281

(8) Includes 4,375 shares of Common Stock issuable upon exercise of options granted under the 1992 Nonqualified Stock Option
     Plan and the 1994 Omnibus Incentive Plan.

(9) Includes 179,850, 148,600 and 65,000 shares of Common Stock issuable upon exercise of Management Performance Units and options granted under the 1990 Performance Units Plan, the 1992 Nonqualified Stock Option Plan and the 1994 Omnibus Incentive Plan for Messrs. Wein, Grossman and Forell, respectively, all of which are currently exercisable. See "Proposal 1-Election of Directors."

(10) Includes 1,000 shares owned by Mr. Forell's children.

(11) Includes 422,450 shares of Common Stock issuable upon exercise of Management Performance Units and options granted under the 1992 Nonqualified Stock Option Plan and the 1994 Omnibus
     Incentive Plan, all of which are currently exercisable.

               PROPOSAL 1.  ELECTION OF DIRECTORS

     The Company's board currently consists of seven directors, classified in three classes. The terms of James H. Lindy and Bernard J. Wein expire at this Annual Meeting, and they are standing for re-election. The two directors to be elected at the Annual Meeting will serve until the 2000 Annual Meeting of Stockholders and until their successors are elected. The names of, and certain information furnished to the Company by the nominees with respect to, the nominees for election as directors, are set forth below. If, for any reason, any of the nominees shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

     For information concerning the number of shares of the Company's Common Stock owned by each director, each nominee for director, and all directors and officers as a group as of April 10, 1997, see "Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners." There are no family relationships between any directors or executive officers of the Company.

                              Director
Name                     Age   Since     Position with the Company
----                     ---  --------   -------------------------

Bernard J. Wein*          56    1987     Chairman of the Board,
                                          President, Chief Executive
                                          Officer and Director
Stanley H. Grossman       64    1992     Executive Vice President,
                                          Secretary and Director
David C. Forell           49    1992     Executive Vice President,
                                          Chief Financial Officer and
                                          Director
James H. Lindy*           59    1992     Director
Allen B. Morgan, Jr.      54    1992     Director
Wellford L. Sanders, Jr.  51    1991     Director
Elliot J. Stone           76    1991     Director

______________________________
*  Nominee for Director.

     Bernard J. Wein was named Chairman of the Board, President and Chief Executive Officer of the Company in December 1987.

     Stanley H. Grossman has been Executive Vice President and
Secretary of the Company since December 1987.

     David C. Forell has been Executive Vice President, Chief
Financial Officer and Treasurer of the Company since January 1988.

     James H. Lindy is Principal of Lindy & Associates, an architectural and planning firm in Memphis, Tennessee. Mr. Lindy and his firm have provided extensive retail architectural design services for numerous major corporations. His firm has performed architectural services for the Company for over five years and has accumulated significant knowledge concerning the location, design and operation of the Company's stores.

     Allen B. Morgan, Jr. is the Chairman of the Board and Chief Executive Officer of Morgan Keegan, Inc., the holding company for Morgan Keegan & Company, Inc., its stock brokerage and underwriting subsidiary, positions he has held since 1983. He has also been Chairman of the Board, Chief Executive Officer, employee and director of the subsidiary since 1969. Mr. Morgan is President and a director of Morgan Keegan Consortium, Ltd., a Tennessee limited partnership engaged in the venture capital business.

     Wellford L. Sanders, Jr. has been a member of the law firm of McGuire, Woods, Battle & Boothe LLP since 1986.

     Elliot J. Stone served as the President and Chief Executive Officer of Jordan Marsh from 1979 to 1986, and as Chairman and Chief Executive Officer of Jordan Marsh from 1986 until his retirement in 1989. Mr. Stone is a management consultant.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. Pursuant to this Proposal 1, you are being asked to vote for the election of Messrs. Lindy and Wein for three year terms expiring at the Annual Meeting of the Shareholders of the Company in 2000 or upon the later election of their successors. The terms of Messrs. Grossman and Sanders expire in 1998. The terms of Messrs. Forell, Morgan and Stone expire in 1999.

     Directors of the Company who are not employees of the Company or of any of its wholly owned subsidiaries are paid an annual retainer of $15,000 plus $2,000 for each Board of Directors meeting attended, whether in person or by teleconference. In addition, the Company's 1994 Omnibus Incentive Plan automatically grants each nonemployee Director options to purchase 2,500 shares of Common Stock annually, at fair market value on the date of grant, exercisable twenty-five percent (25%) per year. No separate compensation is payable for participation in committee meetings, although Directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings, including expenses for travel, food and lodging. The Board of Directors met four times during the fiscal year ended February 1, 1997. During that fiscal year, each director attended at least 75% of the meetings of the Company's Board of Directors.

Audit Committee
---------------

     The Audit Committee is responsible for recommending the independent public accountants for the Company and reviewing the scope of the audit. It also reviews the report of the Company's independent public accountants. The Audit Committee held two meetings during the fiscal year ended February 1, 1997. Its members for that fiscal year were Messrs. Sanders, Lindy, Morgan and Stone.


Compensation Committee
----------------------

     The Compensation Committee reviews and approves the salaries of officers and (except for Mr. Lindy as to stock incentive plans) approves the grant of stock options and other rights under the Company's stock option and other executive compensation plans, subject to approval by the Board. The Compensation Committee held one meeting during the fiscal year ended February 1, 1997. Its members for that fiscal year were Messrs. Morgan, Lindy, Sanders and Stone.

     The Board of Directors has no standing nominating committee.

Executive Compensation
----------------------

     Cash Compensation
     -----------------

     The following table sets forth the cash compensation paid, as well as certain other compensation paid or accrued, to the Company's chief executive officer and to each other executive officer whose aggregate cash compensation exceeded $100,000 during the indicated fiscal years (the "Named Officers").

                 1996 Summary Compensation Table

                                                                       All Other
         Name and                                        Long-Term   Compensation
    Principal Position           Annual Compensation    Compensation    ($)(1)
    ------------------        ------------------------- ------------ ------------
                                                           Stock
                              Year  Salary($)  Bonus($)  Options(#)
                              ----  ---------  --------  ----------
             (a)              (b)      (c)       (d)        (f)           (i)
Bernard J. Wein               1996   500,000      --       50,000       187,123
  Chairman of the Board and   1995   480,000    82,510     50,000        94,782
  Chief Executive Officer     1994   385,000      --       25,000        86,553

Stanley H. Grossman           1996   325,000      --       20,000       125,460
  Executive Vice President-   1995   315,000    43,318     20,000       116,831
  Merchandising               1994   270,000      --       20,000       111,351

David C. Forell               1996   290,000      --       20,000        47,702
  Executive Vice President-   1995   280,000    38,505     20,000        40,856
  Chief Financial Officer     1994   243,500      --       20,000        39,402

E. Glenn Irelan(2)            1996   190,000      --       10,000        57,162
  Executive Vice President-   1995   165,000    22,690      8,000        33,007
  Stores/Marketing/Real
  Estate                      1994      --        --         --            --

B. Allen Weinstein(2)         1996   240,000    30,000     10,000        32,440
  Senior Vice President-      1995   120,000    30,000     10,000           500
  Merchandising               1994      --        --         --            --


______________________
(1) The amounts shown include amounts contributed by the Company for each individual under the Company's Retirement Savings and Profit Sharing Plan. For Messrs. Wein, Grossman, Forell , Irelan and Weinstein the amounts include supplemental retirement benefits in the form of executive annuities or life insurance. For Messrs. Wein, Grossman, Forell and Irelan the amounts include automobile allowances. For Mr. Wein, the amount includes financial planning services. For Messrs. Irelan and Weinstein, the amounts include temporary living expenses.
(2) Mr. Irelan joined the Company in October 1994 and earned less than $100,000 in that fiscal year. Mr. Weinstein joined the Company in July 1995.

Employment Agreements
---------------------

     The Company has Executive Employment Agreements with each of Messrs. Wein, Grossman and Forell, (the "Executive Employment Agreements"). Each Executive Employment Agreement prescribes a minimum base salary, has an initial term of three years and is automatically extended for additional one-year periods unless either party gives notice of termination at least one year prior to the then expiration date. No notice was given June 1, 1996, therefore, each individual's contract was extended through June 1, 1998. In the event that the Company gives an executive notice of its election to discontinue the Executive Employment Agreement, then the executive is entitled to a lump-sum severance payment equal to 200% of base salary in the case of Mr. Wein and 150% of base salary in the case of Messrs. Grossman and Forell. In the event that the Company terminates the employment of an executive, including if there is a change in control, other than for cause or if the executive terminates his employment as a result of a material breach by the Company of any of its obligations under the Executive Employment Agreement, then the executive shall be entitled to receive a lump sum payment equal to (x) the sum of (a) one-twelfth of his annual base salary in effect immediately before such termination plus (b) one-twelfth of 100% of his target bonus opportunity for the fiscal year in which such termination occurs, multiplied by (y) the greater of (a) the number of calendar months remaining in the term of the executive's employment under the Executive Employment Agreement or (b) 24 (in the case of Mr. Wein) or 18 (in the case of Messrs. Grossman and Forell). In the event that an executive is entitled to severance payments as described in the preceding two sentences, he is also entitled to the continuation of health and insurance benefits and certain additional retirement benefits pursuant to executive annuity and life insurance agreements for the time period on which the severance payment is based following the termination of employment.

Stock Options
-------------

     The following table sets forth information on stock option grants pursuant to the 1994 Omnibus Incentive Plan during the last fiscal year for each of the Named Officers:

             Stock Option Grants in Last Fiscal Year

                                                                         Potential
Realizable
                                  % of Total                               Value
at Assumed
                                   Options                                  Annual
Rates of
                                  Granted to    Exercise or               Stock
Appreciation
                     Options     Employees in   Base Price   Expiration   for
Option Terms(3)
      Name        Granted(#)(1)  Fiscal Year   ($/Share)(2)     Date        5%($)
   10%($)
      ----        -------------  ------------  ------------  ----------     -----
   ------
      (a)              (b)           (c)           (d)          (e)          (f)
      (g)
Bernard J. Wein       50,000         32            9.00       3/20/06      283,003
  717,184
Stanley H. Grossman   20,000         13            9.00       3/20/06      113,201
  286,874
David C. Forell       20,000         13            9.00       3/20/06      113,201
  286,874
E. Glenn Irelan       10,000         6.4           9.00       3/20/06       56,601
  143,437
Allen Weinstein       10,000         6.4           9.00       3/20/06       56,601
  143,437

(1) The options are exercisable in cumulative 25% installments commencing one year from date of grant. Vesting may be accelerated in certain events including retirement, disability, death and a change of the Company's ownership.

(2) Options were granted at market value at the date of grant as determined by the Company's last quoted price on NASDAQ. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

     The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options held as of February 1, 1997 for each of the Named Officers:

              Aggregate Stock Option Exercises and
                  Fiscal Year End Option Values

                                                               Value of
                                                Number of     Unexercised
                                               Unexercised    In-the-Money
                                               Options Held   Options at
                   Number of                    at Fiscal     Fiscal Year
                    Shares                      Year End       End($)(2)
                   Acquired        Value       Exercisable/   Exercisable/
      Name        on Exercise  Realized($)(1)  Unexercisable  Unexercisable
      ----        -----------  --------------  -------------  -------------
      (a)             (b)           (c)             (d)            (e)
Bernard J. Wein       --             --       142,350/106,250  186,138/--
Stanley H. Grossman   --             --       128,600/50,000   186,138/--
David C. Forell       --             --        45,000/50,000      --/--
E. Glenn Irelan       --             --         2,000/16,000      --/--
Allen Weinstein       --             --         2,500/17,500      --/--

(1)  Represents the difference between the price of the Company's
     Common Stock on the exercise date less the exercise price of the options.

(2)  Represents the difference between the price of the Company's
     Common Stock at February 1, 1997 less the exercise price of the options.

                Report of Compensation Committee

     The Compensation Committee of the Board reviews and approves officers' salaries, stock option grants, and other executive and Company employee benefit plans and establishes policies relating to employee compensation. Decisions made by the Compensation Committee concerning executive officers' compensation are reviewed by the full Board. Members of the Compensation Committee are Messrs. Morgan, Lindy, Sanders and Stone (except for Mr. Lindy as to stock incentive plans).

     The objectives of the Company's executive compensation policy are to align the interests of the stockholders and management while motivating and retaining key employees. In order to achieve its overall objective, the Company's executive compensation policies combine annual base compensation, incentive bonuses based on operating performance and long term equity-based incentives. Taken together, the Company believes its programs will attract and retain qualified executives who have a significant stake in the long-term success of the Company. When appropriate, the Committee intends to take the necessary steps to conform its compensation to the compensation deduction cap created by Internal Revenue Code Section 162(m), which disallows a public company's deduction for top executives' compensation in excess of $1 million, in order to preserve full deductibility of executive compensation, consistent with its responsibility to provide motivational and competitive compensation which is performance-based.

     The Compensation Committee attempts to set total compensation at no less than the median level of comparable companies. Base salaries for the Chief Executive Officer and the Company's other senior management are determined annually by the Committee and may be increased based on a) the contribution of the individual to the Company, b) increases in the scope and complexity of the individual's primary responsibilities, c) increases in the cost of living and d) increases in competitive salaries, which factors are subjectively weighted by the Compensation Committee.

     During 1995, the Committee asked the Company to engage William
M. Mercer, Incorporated, a consulting firm specializing in employee compensation and benefits, to make recommendations concerning the pay and benefits of the Company's top executives. Mercer prepared its recommendations by analyzing a group of comparable companies in women's apparel retailing and by referring to other studies or work done by the firm. Mercer presented its salary and benefit recommendations to the Compensation Committee in September 1995.

     As a result of the Mercer recommendations, the Compensation Committee approved increases in the salaries of Messrs. Wein, Grossman, Forell and Irelan to the levels shown in the 1996 Compensation Table on page 5, retroactive to the beginning of the Company's 1995 fiscal year. This action brought the Company's salaries to levels the Committee believes are competitive with other women's apparel retailers.

     In March 1996, the Committee approved salary increases for Messrs. Wein, Grossman and Forell based on their performance and changes in the cost of living. The Committee approved an increase in Mr. Irelan's salary to reflect an increase in his responsibility. As of the beginning of fiscal 1996, Mr. Irelan assumed the additional responsibility of supervising the Company's stores.

     Based on the Company's 1996 fiscal year results, the Committee concluded that Messrs. Wein, Grossman, Forell, Irelan and Weinstein should not receive salary increases in fiscal 1997.

     The Committee believes that a significant portion of the key executives' total compensation should be performance-based. The Committee has focused on earnings before interest, taxes, depreciation and amortization as the performance measurement upon which incentive compensation should be based. The Committee believes growth in this measurement is ultimately the key determinant of shareholder value and allows management to make investment decisions that will provide long-term benefits to the stockholders. Target levels for earnings before interest, taxes, depreciation and amortization are set each year by the Committee based on the prior year's performance. Incentive compensation earned can be up to 75% of base salary for the Chief Executive Officer and 60% for the other senior executives. The Committee, also pursuant to the Mercer study, amended the Company's bonus plan to allow for bonus to be earned for each increment in earnings before interest, taxes, depreciation and amortization in excess of a base. Total compensation may remain constant even if the performance measurement is equal to prior years, depending upon the base performance objective set by the Compensation Committee. The Committee reserves the right to make discretionary bonuses in unusual circumstances. No incentive compensation was earned for fiscal 1996.

     Long-term incentives are provided by the grant of stock options and the ability to purchase stock in the Employee Stock Purchase Plan. The purposes of these equity-based incentives are to retain these employees and to align the long-term interests of management with the stockholders. Stock options are granted at market prices. Options vest over a period of time, as determined by the Compensation Committee, which is currently four years. Factors determining stock option grants are similar to the factors determining increases in base pay, and the overall stock option plan provisions were determined by comparison to other specialty retail companies.

     In March 1997, the Board of Directors of Catherines amended the Company's stock incentive plans to (i) conform the restrictions on the composition of the Compensation Committee members who administer the plans both to Securities and Exchange Commission regulations adopted in 1996 and to Internal Revenue Service regulations, and (ii) to remove restrictions on the transferability of new options from optionees to their immediate family members, to trusts for the benefit of family members and to charitable organizations.

     The Company has provided all employees with the opportunity to purchase Common Stock through the Employee Stock Purchase Plan. Employees may contribute 1% to 10% of their gross salary to the Plan. Quarterly, accumulated funds are used to purchase stock from the Company at the lesser of 85% of the closing market price of the Company's Common Stock at the first or last day of the calendar quarters. Messrs. Wein, Grossman and Forell participate in the Plan.

     The Committee believes that the Company's overall compensation policies are appropriate to align the interests of management and the shareholders and to motivate and retain key executives.

         Allen B. Morgan, Jr.     Wellford L. Sanders, Jr.
         James H. Lindy           Elliot J. Stone

                       Company Performance

     The following graph compares the cumulative total returns for the Company, the NASDAQ Stock Market (U.S.) Index and an index of seven (7) peer companies.

     The peer group includes The Cato Corporation, United Retail Group, Inc., Charming Shoppes, Inc., Clothestime, Deb Shops, Inc., The Dress Barn, Inc. and Stein Mart. This peer group index is subject to occasional changes as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge.

              Comparison of Cumulative Total Return

     The total cumulative return on investment assumes that $100 was invested in the Company, the NASDAQ Stock Market (U.S.) Index and the peer group index January 31, 1992 and that all dividends were reinvested.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        Cumulative Total Return
                                   ----------------------------------
                                   1/92  1/93  1/94  1/95  1/96  1/97

Catherines Stores Corp    CATH     100   189   143    80    59    51

PEER GROUP                PPEERI   100   139    97    62    38    60

NASDAQ STOCK MARKET-US    INAS     100   113   130   124   175   215


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     Lindy & Associates, of which Mr. Lindy is the sole proprietor, in the twelve-month period ended February 1, 1997 was paid approximately $160,000 in architectural fees for services provided to the Company. Management of the Company believes that amounts paid for the services rendered were fair in relation to the cost of similar services available from others.

Certain Transactions
--------------------

     The Board of Directors of the Company approved a loan of $200,000 to Mr. Forell for margin calls related to indebtedness incurred in connection with the exercise of options to acquire stock of the Company. The loan is pursuant to a promissory note and is secured by a lien upon the supplemental retirement benefits which Mr. Forell's beneficiaries are entitled to receive upon his demise, by a right of offset against any severance payments to which Mr. Forell might otherwise be entitled upon any termination of his employment with the Company and a lien on stock in the Company owned by him and/or his wife subordinated to the margin indebtedness. The promissory note bears interest at the Company's incremental borrowing rate, and the principal amount and interest is due and payable not later than the earlier of Mr. Forell's termination of employment with the Company for any reason or ten years from the date of such borrowing. As of February 1, 1997, Mr. Forell owed the Company approximately $216,000 in principal and accrued interest on this loan.

     Mr. Wein's wife is the sole proprietor of a company which was paid approximately $95,000 for video production services provided to the Company in the twelve month period ended February 1, 1997. Management of the Company believes that amounts paid for the services rendered were fair in relation to the cost of similar services available from others.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Based solely on review of the copies of reporting forms furnished to the Company, or written representations that no forms are required, the Company believes that during 1996, all filing requirements of its officers, directors and 10% shareholders for reporting to the Securities and Exchange Commission their ownership and changes in ownership of shares (as required pursuant to Section 16(a) of the Securities and Exchange Act of 1934) were complied with, except that the Form 4s (Changes in Beneficial Ownership) of Mr. Forell relating to transactions in October and November were filed after the due date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SLATE OF
DIRECTORS AS SET FORTH IN THIS PROPOSAL 1.







            PROPOSAL 2.  RATIFICATION OF APPOINTMENT
                OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP to serve as the independent public accountants for the Company for its current fiscal year ending January 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The affirmative vote of the majority of the votes cast by the holders of the Company's Common Stock on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC
ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                          OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                      STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company no later than December 27, 1997 and the proposals must meet certain eligibility requirements of the Securities and Exchange Commission. Proposals may be mailed to Catherines Stores Corporation, the attention of the Secretary, 3742 Lamar Avenue, Memphis, Tennessee 38118.

            SOLICITATION OF PROXIES AND COST THEREOF

     The cost of solicitation of the proxies will be borne by the Company. In addition to solicitation of the proxies by use of the mails, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or other written or electronic media. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

     STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S FORM 10-K AS
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE
(EXCEPT FOR EXHIBITS) BY WRITING TO: SECRETARY, CATHERINES STORES
CORPORATION, 3742 LAMAR AVENUE, MEMPHIS, TENNESSEE 38118.

     FINANCIAL STATEMENTS MEETING THE REQUIREMENTS OF REGULATION S-X ARE INCORPORATED BY REFERENCE AND CAN BE FOUND IN THE ANNUAL REPORT ACCOMPANYING THIS PROXY STATEMENT AND IN THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K.

                              By Order of the Board of Directors

                                /s/ Stanley H. Grossman

                              Stanley H. Grossman
                              Secretary

April 25, 1997

CATHERINES STORES CORPORATION
3472 Lamar Avenue
Memphis, Tennessee  38118


This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Stanley H. Grossman and David C. Forell as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated below, all the shares of Common Stock of Catherines Stores Corporation held of record by the undersigned on April 10, 1997 at the annual meeting of the shareholders to be held on June 4, 1997 or any adjournment thereof.

1.  ELECTION OF DIRECTORS for the terms set forth in the Proxy
Statement.

  FOR all nominees listed below     WITHHOLD ALL AUTHORITY

  (except as marked to              to vote for all
  the contrary below)               nominees listed below

     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee's name below).

       James H. Lindy            Bernard J. Wein

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the corporation.

              FOR          AGAINST          ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                   (continued from other side)

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO ELECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED: _______________, 1997  __________________________________
                              Signature
PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED
ENVELOPE.                     __________________________________
                              Signature if held jointly

Please indicate by checkmark if you will attend the meeting in person _______